UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BARNWELL INDUSTRIES, Inc.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
Brian Henry
Heather Isidoro
Benjamin Pierson
Douglas Woodrum

 (Name of Persons Filing Consent Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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FOR IMMEDIATE RELEASE

BRN Shareholders Clearly Support Change on the Barnwell Board

Vero Beach, Florida, May 14, 2025 – The Sherwood Group, a long-term and significant shareholder with approximately 29.90% of the issued and outstanding shares of Barnwell Industries, Inc. (“Barnwell” or “BRN”) today issued the following letter to Barnwell shareholders following the closing of the Consent Solicitation:

Dear Barnwell Shareholders:

We wanted to thank all shareholders who participated in the Consent Solicitation process and supported change by submitting the Blue Card in favor of our proposals.

Based upon the Consents that were submitted by The Sherwood Group, our preliminary report indicates the results of the Consent Solicitation below. Please note that these are preliminary results and subject to final tabulation and verification by an Independent Inspector of Election in the coming days:

(i).	53.38% voted in favor of repealing any bylaw enacted by the Board on or after February 4, 2025;
(ii).	53.38% voted in favor of removing Mr. Kinzler from the Board immediately;
(iii).	53.39% voted in favor of electing oil and gas expert Ms. Isidoro to the Board immediately;
(iv).	49.2% voted in favor of the election of Sherwood Group Nominee Sullivan;
(v).	48.53% voted in favor of the election of Sherwood Group Nominees Cornell, Oran and Sherwood;
(vi).	49.2% voted for Mr. Grossman’s removal; and
(vii).	47.48% voted for Mr. Horowitz’s removal.

Since a Consent Solicitation requires a high bar of 50% of all shares to vote in favor, we were successful in electing Heather Isidoro to the Board and removing Alex Kinzler from the Board. We were also successful in repealing the egregious Bylaw revision enacted by the Board that attempted to further limit shareholder rights.

Unfortunately, we were unsuccessful in electing the balance of our proposed Board slate by very small margins. We believe that our failure to reach the 50% threshold for our other candidates was primarily due to the uniqueness of the Consent Solicitation and the predilection of institutional shareholders to vote in traditional proxy solicitations. Therefore, we hope to succeed on other Director nominees via Barnwell’s upcoming annual meeting proxy vote. We must caution all shareholders that Barnwell’s current entrenched management has filed a lawsuit in Delaware to keep our candidates off the ballot for the 2025 Annual Meeting, so the ability of shareholders who wish to support us to vote is currently in the hands of a Delaware court judge. Given the almost 50% support we received for our candidates in the Consent Solicitation, we are hopeful that the Judge rules that our candidates should be on the ballot for the 2025 Annual Meeting but if not, our supporters will not have a voice in Barnwell’s future direction.

As we noted in our previous releases, we originally launched our Consent Solicitation efforts because Barnwell’s entrenched Board and management refused to set an annual meeting date, and we were concerned that the rapid financial deterioration in the Company’s operations and the excessive spending by the Company on legal defense fees might deplete Barnwell’s remaining cash resources to dangerously low levels.

At this point, we are even more concerned about Barnwell’s financial viability, and we believe that it is urgent that our Board nominees be elected in order to stabilize the Company and attempt a turnaround. We anxiously await Barnwell’s report of its March 31, 2025 quarterly results which should be issued tomorrow on May 15 to see the Company’s current financial situation.

We have sent our Consent Solicitation results and tabulation to Barnwell and we have informed them that the Barnwell proxy statement for the 2025 Annual Meeting is now materially deficient and misleading given Mr. Kinzler’s presence on the Barnwell slate. We have advocated for the 2025 Annual Meeting to be adjourned and have requested that the Company submit a new or amended proxy statement containing a universal proxy card with the Sherwood Group nominees (other than Ms. Isidoro who has already been elected to the Board by shareholders) and the management nominees so that finally, Barnwell shareholders can have a true choice in the remaining 4 available director slots. The Sherwood Group is prepared to allow shareholders to make their voice heard at the 2025 Annual Meeting, but it is clear that Kinzler, Grossman and Horowitz hope that their Delaware tactics allow them to proceed to the 2025 Annual Meeting uncontested.

We hope that the Sherwood Group is able to move forward with a slate for the 2025 Annual Meeting. We hope justice for all shareholders prevails and what is better justice than choice.

If you have any questions, please contact:

Alliance Advisors

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

Shareholders call toll-free: 1 (833) 215-7301

Email: brn2025@allianceadvisors.com

For media inquiries or further information, please contact:

Alyssa Barry

Media Relations, Alliance Advisors

abarry@allianceadvisors.com